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                                                                    EXHIBIT 2.10

                               February 15, 1999


Mr. Jerry E. Kimmel
6400 Cleburne Highway
Granbury, Texas 76107



Dear Mr. Kimmel:

     Reference is made to the Stock Purchase Agreement (the "Agreement"), dated as of December 23, 1998, between you, Wingate Partners II, L.P. ("Wingate") and Kevco, Inc. (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.

     As of the date hereof the Closing has not occurred and the conditions to the obligations of Wingate set forth in Article IX of the Agreement have not been fulfilled. In accordance with Section 13.1(b) of the Agreement, Wingate hereby terminates the Agreement and the transactions contemplated thereby.


                                   Very Truly Yours,


                                   WINGATE PARTNERS II, L.P.

                                   By:  Wingate Management Company II, L.P.
                                        its general partner

                                   By:  Wingate Management Limited, L.L.C.
                                        its general partner

                                   By:  /s/ JAMES JOHNSON
                                        --------------------------------------
                                            James Johnson
                                            Principal